U.S. Energy Corp.
877 N. 8th W.
Riverton, WY  82501
Ph: (307) 856-98271
Fx: (307) 857-3050

For Immediate Release

TICABOO TOWNSITE SOLD
 TO URANIUM ONE

RIVERTON, Wyoming (October 29, 2007) – U.S. Energy Corp. (NASDAQ: “USEG”), today announced the sale of the Ticaboo Townsite to Uranium One Inc. (TSX and JSE: “UUU”) for approximately $2.7 million in cash.  The Ticaboo Townsite is located approximately 5 miles from Uranium One Inc.'s Shootaring Canyon Uranium Mill in southeastern Utah, which was purchased from U.S. Energy Corp. on April 30, 2007  The fully developed Ticaboo Townsite includes commercial operations, a 149-unit mobile home park, a single-family residential subdivision with 98 lots and an RV park.  Commercial operations include a 70-unit motel, a restaurant/lounge, convenience store and a boat storage/service facility.

Keith Larsen, Chief Executive Officer of U.S. Energy Corp., stated, "We are pleased that Uranium One has acquired the Ticaboo Townsite.  Housing is in limited supply in this area, and Uranium One has recognized the importance of owning a fully developed Ticaboo Townsite to accommodate its employees as it prepares the Shootaring Canyon Mill for full production.  I believe that this sale will enhance Uranium One's operational capabilities and potentially accelerate U.S. Energy’s receipt of additional consideration due under our April 30, 2007, Asset Purchase Agreement with Uranium One.  Such additional considerations include:

➢	$20 million in cash when commercial production commences at the Shootaring Canyon Uranium Mill;

➢	$7.5 million in cash upon the initial delivery to the operating Mill of mineralized material from any of the claims being sold to Uranium One under the Asset Purchase Agreement; and

➢	From and after the date that commercial production commences at the Shootaring Canyon Mill, a 5% production payment royalty up to but not exceeding $12.5 million.”

Press Release
October 29, 2007

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ABOUT U.S. ENERGY CORP.

Disclosure Regarding Mineral Resources
Under SEC and Canadian Regulations;
and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  Examples of these other companies are Sutter Gold Mining Inc. and Kobex Resources Ltd.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:
Keith G. Larsen, CEO or Mark J. Larsen, President
U.S. Energy Corp. (307) 856-9271